Exhibit 99.1

AEROGEN, INC. REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Mountain View, CA, April 24, 2003 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the quarter ended March 31, 2003.  The net loss for the quarter ended March 31, 2003 was $4.3 million, or $0.21 per share, compared with a net loss of $7.1 million, or $0.35 per share, for the same period in 2002.  The improvement in net loss for the period was primarily the result of increased revenues and lower operating costs and expenses.

Revenues for the first quarter of 2003 were $1.6 million, compared with $0.1 million for the same period in 2002 and $1.6 million in the fourth quarter of 2002.  Product sales were $1.3 million in the first quarter of 2003, compared with none for the same period of 2002 and $1.3 million in the fourth quarter of 2002.  Research and development revenues were $165,000 in the first quarter of 2003, compared with $26,000 in the first quarter of 2002, and $206,000 in the fourth quarter of 2002.  Royalty revenues increased to a contractual minimum of $125,000 in the first quarter of 2003 from the quarterly minimum royalty in prior quarters of $62,500.  These royalties are associated with the licensing of our aerosol generator technology to a consumer product company for limited usage outside the medical field.

Cost of products sold was $0.8 million for the first quarter of 2003, compared with $0.2 million for the same period of 2002 and $0.8 million in the fourth quarter of 2002.  For the first quarter of 2002, cost of products sold included a lower-of-cost-to-market adjustment and manufacturing start-up costs.

Research and development expenses for the first quarter of 2003 were $3.2 million, compared with $5.0 million for the same period in 2002 and $4.0 million for the fourth quarter of 2002.  The decrease in research and development spending was primarily due to the reduction in payroll expenses resulting from fewer employees, and the payment during the first quarter of 2002 of expenses associated with the completion of two Phase 2 clinical trials with the clinical version of the Aerodose® insulin inhaler.

Selling, general and administrative expenses for the first quarter of 2003 were $1.9 million, compared with $2.1 million for the same period in 2002 and $1.9 million in the fourth quarter of 2002.  The decrease from the first quarter of 2002 was primarily due to the reduction in payroll expenses resulting from fewer employees, partially offset by increased legal expenses.

Financial Outlook

As of March 31, 2003, Aerogen had cash, cash equivalents and available-for-sale securities totaling $4.5 million, compared with $8.9 million at December 31, 2002.  Cash expenditures, net of cash receipts, in the three months ended March 31, 2003 were approximately $4.4 million.  As a result of our continued losses and current cash resources, we will need to raise additional funds through public or private financings, collaborative relationships or other arrangements within approximately 30 to 45 days in order to continue as a going concern.

Aerogen, an emerging specialty pharmaceutical company, is developing inhaler and nebulizer products, based on its proprietary aerosol generator technology, for the treatment of respiratory disorders in the home and hospital markets.  Aerogen is also applying its technology to develop products in collaboration with pharmaceutical and biotechnology companies for the treatment of respiratory and other disorders.  Aerogen now markets two nebulizer systems, the Aeroneb® Professional Nebulizer System, optimized for use in the hospital, and the Aeroneb® Portable Nebulizer System for home use.  Aerogen Aerodose inhaler products, currently in development, have advanced into Phase 2 clinical trials.  Additional products are in the feasibility and pre-clinical stages of development.  Aerogen is headquartered in Mountain View, California with a campus in Galway, Ireland.  Additional information can be found at www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking.  As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-K for 2002.

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Revenues:
Product sales	$1,278	$—
Research and development	165	26
Royalty	125	63
Total revenues	1,568	89

Costs and expenses:
Cost of products sold	834	231
Research and development	3,205	5,023
Selling, general and administrative	1,904	2,127
Total costs and expenses	5,943	7,381

Loss from operations	(4,375)	(7,292)

Interest income	38	221
Other income (expense), net	40	(1)
Net loss	$(4,297)	$(7,072)
Net loss per share, basic and diluted	$(0.21)	$(0.35)
Shares used in computing net loss per share basic and diluted	20,396	20,043

— more —

Aerogen, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$4,477	$3,266
Available-for-sale securities	—	5,621
Accounts receivable, net	1,323	903
Inventories, net	465	374
Prepaid expenses and other current assets	705	934
Total current assets	6,970	11,098

Property and equipment, net	5,081	5,251
Goodwill and other intangible assets, net	1,660	1,612
Restricted cash	1,200	1,200
Other assets	32	33
Total assets	$14,943	$19,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$665	$973
Accrued liabilities	1,446	1,446
Total current liabilities	2,111	2,419

Other long-term liabilities	1,099	1,031
Total liabilities	3,210	3,450

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	109,335	109,497
Notes receivable from stockholders	(435)	(434)
Deferred stock-based compensation, net	(1,081)	(1,520)
Accumulated other comprehensive income	243	233
Accumulated deficit	(96,349)	(92,052)
Total stockholders’ equity	11,733	15,744
Total liabilities and stockholders’ equity	$14,943	$19,194

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